News Release

Contacts:
Media	Investor Relations
Robert C. Ferris	Murray Grainger
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	murray.grainger@honeywell.com

HONEYWELL REPORTS 2007 FULL YEAR SALES UP 10%TO $34.6
BILLION; EARNINGS PER SHARE UP 25% TO $3.16

Fourth Quarter Sales Up 12% to $9.3 Billion; EPS Up 26% to $0.91

          MORRIS TOWNSHIP, N.J., January 25, 2008 -- Honeywell (NYSE: HON) today announced full-year 2007 sales increased 10% to $34.6 billion from $31.4 billion in 2006. Earnings per share were up 25% to $3.16 versus $2.52 in the prior year. Cash flow from operations increased 22% to $3.9 billion versus $3.2 billion in 2006, and free cash flow (cash flow from operations less capital expenditures) was up 27% to $3.1 billion versus $2.5 billion in the prior year.

          Fourth quarter sales were up 12% to $9.3 billion versus $8.3 billion in 2006. Earnings per share increased 26% to $0.91 versus $0.72 in the prior year fourth quarter. Cash flow from operations was up 16% to $1.4 billion versus $1.2 billion in the prior year, and free cash flow was up approximately 20% to $1.1 billion versus $0.9 billion in the fourth quarter of 2006.

          “2007 was another terrific year for Honeywell,” said Honeywell Chairman and Chief Executive Officer Dave Cote. “Our great positions in good industries, together with favorable macro trends, drove growth across each of our four business segments in 2007. The year’s highlights included major contract wins, more than $1 billion in acquisitions, and approximately $4 billion in share repurchases, all driving shareowner value.”

          “While we anticipate softer global economic conditions in 2008, we remain confident in Honeywell’s ability to outperform,” added Cote. “We will continue to invest in innovation, expand globally, and execute on productivity initiatives to drive double digit earnings per share growth and higher free cash flow in 2008.”

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Q4 Results - 2
Segment Highlights

Aerospace

  Sales were up 11%, compared with the fourth quarter of 2006, driven by 12% growth in Commercial and 9% growth in Defense and Space sales. Commercial sales reflected growth of 15% in original equipment and 10% in aftermarket spares and services. Defense and Space sales included the positive impact of the Dimensions International acquisition.

  Segment profit grew 14%, while segment margin increased by 60 bps to 18.8%, driven by productivity gains, price, and volume growth, which more than offset the negative impact from inflation.

  Honeywell signed a $1 billion contract with AirTran Airways to supply avionics on new aircraft and provide maintenance on AirTran’s entire fleet through 2030. AirTran selected Honeywell’s full avionics portfolio, including Enhanced Ground Proximity Warning System, Airborne Collision Avoidance System, Weather Radar with Forward-Looking Windshear Detection, Flight Data Recorder and Cockpit Voice Recorders, for up to 150 new Boeing 737s. Honeywell will also provide maintenance services for all of its equipment on AirTran’s entire fleet – up to 250 aircraft – including avionics, lighting, mechanical components, Auxiliary Power Units, and wheels and brakes. This is the largest commercial aftermarket services contract ever awarded to Honeywell Aerospace.

  Honeywell has been selected to provide its Runway Awareness and Advisory System to Emirates Airlines to assist its pilots with increased situational awareness during taxi, takeoff, and landing. Honeywell’s system helps prevent runway incursions as airports are becoming increasingly more crowded. In addition to Emirates, the system has also been installed on Air France, Alaska Airlines, Fed Ex, Thai Airways, Malaysia Airlines, and Lufthansa Airlines.

  Honeywell received Technical Standard Order approval for Synthetic Vision from the Federal Aviation Administration. Synthetic Vision utilizes a digitized database of worldwide terrain and obstacles to provide pilots with a 3-dimensional, real-time view of terrain and obstacles on an aircraft’s primary display in any weather condition. The first application for this technology will be for Gulfstream aircraft.

Automation and Control Solutions

  Sales were up 13%, compared with the fourth quarter of 2006, driven by 9% growth in the Products businesses and 20% growth in the Solutions businesses.

  Segment profit grew 10%, while segment margin decreased by 20 bps to 12.4%, due to volume growth and productivity savings, which were more than offset by the negative impact of inflation, ERP implementation costs, and sales mix

  Building Solutions announced a $4 million project with Arnot Ogden Medical Center in Elmira, N.Y., to install renewable energy technology, including the installation of a wood chip-fired boiler and an upgrade of the facility's infrastructure, which will provide nearly 60% of the energy consumed by the center's Main Medical Center. The business also won a $5 million energy performance project with Fort Jackson, Columbia, S.C., to provide a variety of energy conservation measures to ensure that the 10-million-square-foot Fort's building control systems are running at peak efficiency.

  Process Solutions introduced OneWireless™ Equipment Health Monitoring (EHM), the latest addition to Honeywell’s portfolio of industrial wireless solutions. OneWireless EHM will wirelessly transmit performance information from the field to the plant control room, helping reduce equipment failures and lower maintenance costs.

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Q4 Results - 3

  Honeywell announced a project with Shell Perdido in Louisiana for 59 Excel Optima Short range detectors and accessories for their Fire and Emergency Equipment Systems project. The project will help Shell standardize all offshore oil and gas production platforms in the Gulf of Mexico region.

Transportation Systems

  Sales were up 11% compared with the fourth quarter of 2006, driven by the favorable impact of foreign exchange and pricing actions.

  Segment profit was up 6% as a result of the net benefit from price and productivity actions, while segment margin decreased 60 bps to 11.0% due to investments in new products and inflation.

  Turbo Technologies won two programs estimated at approximately $95 million in annual revenues at full production. The programs include commercial diesel and passenger vehicle gasoline engines and will both be launched in Europe beginning in 2009.

  Consumer Products Group announced that Wal-Mart will add its premium spark plug, Autolite® Double Platinum, at 2,400 Wal-Mart stores in 2008.

Specialty Materials

  Sales were up 14% compared with the fourth quarter of 2006, driven by growth in all businesses, particularly in UOP and Resins & Chemicals.

  Segment profit grew 70%, while segment margin increased by 350 bps to 10.8%, primarily due to increased prices and productivity savings.

  Honeywell's Enovate® blowing agent is helping insulate walls in China’s National Stadium, host to the 2008 Olympic Games. The technology will help the stadium meet strict energy efficiency and environmental guidelines that are required by government construction authorities and the international Olympic Committee. The stadium is the first major public building in China to incorporate Enovate.

  UOP’s Ecofining technology was selected by Galp Energia, Portugal’s largest refiner, to produce diesel fuel from vegetable oils. Galp Energia will process 6,500 barrels of vegetable oils per day, supplying European refineries with a high-cetane “green” diesel fuel to help meet increased demand for high-quality, clean fuels, and biofuels. Green diesel is produced from renewable resources and generates lower emissions than either biodiesel or traditional petroleum-based diesel. It can be used as a drop in replacement fuel in current diesel engines without modifications. In addition, Newfoundland & Labrador Refining Corp. selected UOP to supply technology, basic engineering services, and equipment for the first new fuel refinery to be built in North America since 1984.

          Honeywell will discuss its results during its investor conference call today starting at 8:00 a.m. EST. To participate, please dial (706) 643-7681 a few minutes before the 8:00 a.m. start. Please mention to the operator that you are dialing in for Honeywell's investor conference call. The live webcast of the investor call will be available through the “Investor Relations” section of the company's Website (http://www.honeywell.com/investor). Investors can access a replay of the conference call from 11:00 a.m. EST, January 25, until midnight, February 1, by dialing (706) 645-9291. The access code is 29135611.

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Q4 Results - 4

Honeywell International is a $36 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London and Chicago Stock Exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. For additional information, please visit www.honeywell.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

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Q4 Results - 5

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(In millions except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007		2006

Product sales	$7,475	$6,644		$27,805	$25,165
Service sales	1,800	1,632		6,784	6,202
Net sales	9,275	8,276		34,589	31,367
Costs, expenses and other
Cost of products sold (A)	5,851	5,179		21,629	19,649
Cost of services sold (A)	1,162	1,179		4,671	4,447
	7,013	6,358		26,300	24,096
Selling, general and administrative expenses (A)	1,205	1,085		4,565	4,210
Other (income) expense	(6)	(42)		(53)	(111)
Interest and other financial charges	125	94		456	374
	8,337	7,495		31,268	28,569
Income from continuing operations before taxes	938	781		3,321	2,798
Tax expense	249	196		877	720
Income from continuing operations	689	585		2,444	2,078
Income from discontinued operations, net of taxes	-	-		-	5
Net income	$689	$585		$2,444	$2,083

Earnings per share of common stock - basic:
Income from continuing operations	$0.92	$0.72		$3.20	$2.53
Income from discontinued operations	-	-		-	0.01
Net income	$0.92	$0.72	$ .	3.20	$2.54

Earnings per share of common stock - assuming dilution:
Income from continuing operations	$0.91	$0.72		$3.16	$2.51
Income from discontinued operations	-	-		-	0.01
Net income	$0.91	$0.72		$3.16	$2.52

Weighted average number of shares outstanding-basic	747	811		765	821

Weighted average number of shares outstanding -
assuming dilution	758	817		774	826

(A) Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, pension and other post-retirement benefits expense, and stock option expense.

Q4 Results - 6

Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Net Sales	2007	2006	2007	2006
Aerospace	$3,267	$2,955	$12,236	$11,124
Automation and Control Solutions	3,442	3,045	12,478	11,020
Specialty Materials	1,240	1,083	4,866	4,631
Transportation Systems	1,326	1,193	5,009	4,592
Corporate	-	-	-	-
Total	$9,275	$8,276	$34,589	$31,367

Reconciliation of Segment Profit to Income From Continuing Operations Before Taxes

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Segment Profit	2007	2006	2007	2006
Aerospace	$614	$538	$2,197	$1,892
Automation and Control Solutions	425	385	1,405	1,223
Specialty Materials	134	79	658	568
Transportation Systems	146	138	583	574
Corporate	(45)	(43)	(189)	(177)
Total Segment Profit	1,274	1,097	4,654	4,080
Other income (expense)	6	42	53	111
Interest and other financial charges	(125)	(94)	(456)	(374)
Stock option expense (A)	(11)	(16)	(65)	(77)
Pension and other postretirement expense (A)	(71)	(115)	(322)	(459)
Repositioning and other charges (A)	(135)	(133)	(543)	(483)
Income from continuing operations before taxes	$938	$781	$3,321	$2,798

      (A) Amounts included in cost of products and services sold and selling, general and administrative expenses.

Q4 Results - 7

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	December 31,	December 31,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$1,829	$1,224
Accounts, notes and other receivables	6,387	5,740
Inventories	3,861	3,588
Deferred income taxes	1,241	1,215
Other current assets	367	537
Total current assets	13,685	12,304

Investments and long-term receivables	500	382
Property, plant and equipment - net	4,985	4,797
Goodwill	9,175	8,403
Other intangible assets - net	1,498	1,247
Insurance recoveries for asbestos related liabilities	1,086	1,100
Deferred income taxes	611	1,075
Prepaid pension benefit cost	1,444	695
Other assets	984	938
Total assets	$33,968	$30,941

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
Accounts payable	$3,962	$3,518
Short-term borrowings	64	62
Commercial paper	1,756	669
Current maturities of long-term debt	418	423
Accrued liabilities	5,741	5,463
Total current liabilities	11,941	10,135

Long-term debt	5,419	3,909
Deferred income taxes	795	352
Postretirement benefit obligations other than pensions	2,016	2,090
Asbestos related liabilities	1,405	1,262
Other liabilities	3,010	3,473
Shareowners' equity	9,382	9,720
Total liabilities and shareowners' equity	$33,968	$30,941

Q4 Results - 8

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Cash flows from operating activities:
Net income	$689	$585	$2,444	$2,083
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	217	198	837	794
Repositioning and other charges	135	133	543	483
Net (payments) for repositioning and other charges	(149)	(224)	(504)	(559)
Pension and other postretirement expense	71	115	322	459
Pension and other postretirement benefit payments	(134)	(95)	(300)	(353)
Stock option expense	11	16	65	77
Deferred income taxes	163	27	332	450
Excess tax benefits from share based payment arrangements	(18)	(31)	(86)	(31)
Other	7	18	161	20
Changes in assets and liabilities, net of the effects of
acquisitions and divestitures:
Accounts, notes and other receivables	136	(28)	(467)	(573)
Inventories	107	137	(183)	(128)
Other current assets	(19)	(5)	17	(11)
Accounts payable	124	301	397	516
Accrued liabilities	100	94	333	(16)
Net cash provided by operating activities	1,440	1,241	3,911	3,211

Cash flows from investing activities:
Expenditures for property, plant and equipment	(310)	(300)	(767)	(733)
Proceeds from disposals of property, plant and equipment	11	42	98	87
Increase in investments	-	-	(20)	-
Decrease in investments	6	-	6	-
Cash paid for acquisitions, net of cash acquired	(584)	(10)	(1,150)	(633)
Proceeds from sales of businesses, net of fees paid	-	86	51	665
Net cash (used for) investing activities	(877)	(182)	(1,782)	(614)

Cash flows from financing activities:
Net increase/(decrease) in commercial paper	(221)	299	1,078	(86)
Net decrease in short-term borrowings	(7)	(9)	(3)	(224)
Payment of debt assumed with acquisitions	-	-	(40)	(346)
Proceeds from issuance of common stock	86	118	603	396
Proceeds from issuance of long-term debt	-	-	1,885	1,239
Payments of long-term debt	(15)	(648)	(430)	(1,019)
Excess tax benefits from share based payment arrangements	18	31	86	31
Repurchases of common stock	(203)	(876)	(3,986)	(1,896)
Cash dividends paid on common stock	(187)	(184)	(767)	(744)
Net cash (used for) financing activities	(529)	(1,269)	(1,574)	(2,649)

Effect of foreign exchange rate changes on cash and cash equivalents	8	19	50	42

Net increase/(decrease) in cash and cash equivalents	42	(191)	605	(10)
Cash and cash equivalents at beginning of period	1,787	1,415	1,224	1,234
Cash and cash equivalents at end of period	$1,829	$1,224	$1,829	$1,224

Q4 Results - 9

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow (Unaudited)
(Dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Cash provided by operating activities	$1,440	$1,241	$3,911	$3,211
Expenditures for property, plant and equipment	(310)	(300)	(767)	(733)
Free cash flow	$1,130	$941	$3,144	$2,478

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.